EXHIBIT 10.6

EMPLOYMENT AGREEMENT

FOR

ROBERT D. SZNEWAJS

Effective Date: January 1, 2011

West Coast Bancorp

and

West Coast Bank

EMPLOYMENT AGREEMENT

Effective Date: January 1, 2011

1.	THE PARTIES. This Employment Agreement (the “Agreement”) is made by and among:

(a)	WEST COAST BANCORP (“Bancorp”) and WEST COAST BANK (the “Bank”), (collectively the “Company”); and

(b)	ROBERT D. SZNEWAJS (the “Executive”).

2.	TERM. The Company employs the Executive for a three-year term beginning effective as of January 1, 2011, and expiring on December 31, 2013, subject to earlier termination under the terms and conditions of this Agreement.

3.	POSITION.

(a)	CEO and President. The Executive’s title will be Chief Executive Officer and President of Bancorp. At the discretion of the Board of Directors of Bancorp, the Executive shall also be the Chief Executive Officer and/or President of the Bank.

(b)	Directorship. Subject to shareholder approval as required, the Executive will serve as a director of:

(1)	Bancorp and the Bank; and

(2)	Such of their subsidiaries and affiliated companies as the Company may designate from time to time.

4.	DUTIES. The Executive shall:

(a)	Use his best efforts to faithfully and efficiently perform—

(1)	Those duties that are specified for the Executive’s position in the Company’s bylaws and other governing documents; and

(2)	Any additional duties consistent with the Executive’s position as may be reasonably designated from time to time by the Company’s Board of Directors, either with or without additional compensation;

(b)	Report directly to the Board of Directors of Bancorp and the Bank, as applicable; and

(c)	Comply with the Company’s employment policies, procedures and practices that apply to other senior executives. However, if there is a conflict between those policies, procedures and practices and the terms and conditions of this Agreement, this Agreement shall control.

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5.	TIME COMMITMENT; OUTSIDE ACTIVITIES.

(a)	Except as provided in subsection (b) below, the Executive shall devote his full working time, attention and talents to performing his duties under Section 4.

(b)	The Executive may engage in civic, community, investment and outside business activities provided they:

(1)	Do not interfere with his duties under Section 4; and

(2)	Are either:

(A)	Allowed under the Company’s Governance Policy as in effect at the time; or

(B)	Expressly approved in advance by Bancorp’s or the Bank’s Board of Directors, as applicable.

6.	COMPENSATION.

(a)	Salary. The Executive will receive an annual salary of $420,000, payable in accordance with the Company’s regular payroll schedule and practices.

(b)	Bonus. The Executive’s targeted annual bonus will be 50 percent of his annual salary. The actual bonus amount for any year will be determined by the Committee in its discretion under subsection (k) below.

(c)	SERP. The Executive shall receive retirement benefits under the terms and conditions of the Supplemental Executive Retirement Plan as restated January 1, 2011.

(d)	Incentive Awards. The Executive shall not receive any stock option or restricted stock awards during the term of this Agreement.

(e)	Deferred Compensation. The Executive shall be entitled to participate in any deferred compensation plan or program available to the Company’s senior executives.

(f)	Employee Benefits. To the extent allowed by law and regulations, the Executive shall participate in all pension benefit plans, welfare benefit plans, insurance plans or programs and other fringe benefit plans or programs the Company has in effect for its employees and other senior executives.

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(g)	Vacation.

(1)	The Executive shall be entitled to four weeks of paid vacation each calendar year in addition to all holidays observed by the Company.

(2)	The Executive’s ability to carry over unused vacation time to a subsequent year and the minimum amount of vacation the Executive is required to take each year shall be determined under the Company’s policies and practices as then in effect for its senior executives.

(h)	Fringe Benefits. The Executive shall receive such other fringe benefits and perquisites as are provided to the Company’s senior executives.

(i)	Business Expenses. The Company shall reimburse the Executive, in accordance with the Company’s policies and procedures applicable to senior executives, for all reasonable expenses incurred by him in the performance of his duties.

(j)	No Board Fees. The Executive shall not receive any additional compensation for serving on the Board of Directors of Bancorp, the Bank or any of their subsidiaries or affiliated companies.

(k)	Annual Review. The Committee shall review the Executive’s compensation annually as follows:

(1)	The review shall determine:

(A)	The amount of the annual bonus, if any, for the previous year; and

(B)	Whether any other benefit increases or additional benefits are warranted.

(2)	In making its determinations under paragraph (1) above, the Committee shall take into account the reasonableness of the Executive’s overall compensation package (for example, determining whether providing an additional benefit should offset increases in other types of compensation); and

(3)	The Executive will have the opportunity to meet with the Chair of the Committee reasonably in advance of each of the Committee’s annual meetings under this subsection.

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7.	GROUNDS FOR TERMINATION OF EMPLOYMENT. The Executive’s employment may be terminated for any of the following reasons:

(a)	Termination by the Company for Cause. The Company may terminate the Executive’s employment for cause as follows—

(1)	“Cause” means any of the following circumstances:

(A)	Embezzlement, dishonesty or other fraudulent acts involving the Company or the Company’s business operations;

(B)	Material breach of Section 13 of this Agreement;

(C)	Conviction (whether entered upon a verdict or a plea, including a plea of no contest) on any felony charge or on a misdemeanor reflecting upon the Executive’s honesty;

(D)	An act or omission that materially injures the Company’s reputation, business affairs or financial condition, if that injury could have been reasonably avoided by the Executive; or

(E)	Failure or refusal of the Executive to substantially perform his duties to the Company (except during a period of disability that does not exceed the maximum allowable under subsection (f)(1) below), including willful misfeasance or gross negligence in the performance of those duties or willful disregard of the lawful directives of the Board; provided, however, that the Executive is first given—

(i)	Written notice by the Committee specifying in detail the performance issues; and

(ii)	A reasonable opportunity to cure the issues specified in the notice.

(2)	Limitations. The Company may not terminate the Executive’s employment for cause unless:

(A)	Two-thirds of Bancorp’s Board of Directors determine that cause exists based upon substantial evidence (that is, proof by a preponderance of the evidence, clear and convincing evidence or beyond a reasonable doubt is not required);

(B)	The Executive is given reasonable notice of the Board meeting called to make that determination; and

(C)	The Executive and the Executive’s legal counsel are given the opportunity to address that meeting.

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(b)	Termination by the Company without Cause. The Company may terminate the Executive’s employment without cause for any reason or for no reason.

(c)	Termination by the Executive for Good Reason. Subject to the limitations in paragraph (2) below, the Executive may terminate his employment for good reason as follows—

(1)	“Good Reason” means any one or more of the following conditions that occur without the Executive’s express written consent:

(A)	A material reduction in the Executive’s salary;

(B)	A material diminution in the Executive’s authority, duties or responsibilities (including requiring the Executive to report to a corporate officer instead of Bancorp’s Board of Directors);

(C)	A material diminution of the budget over which the Executive retains authority;

(D)	A relocation or transfer of the Executive’s place of employment to an office or location that is more than 35 miles from the Executive’s then current place of employment; or
(E)	Any other action or inaction that constitutes a material breach of this Agreement by the Company.

(2)	Limitations. Generally, the Executive may not terminate his employment for Good Reason unless:

(A)	The termination occurs within two years of the date of the initial existence of the condition constituting Good Reason;

(B)	The Executive gives the Company notice of the existence of the Good Reason condition within 90 days of its initial existence; and

(C)	The Company has a reasonable opportunity of at least 30 days in which to cure the condition. The Company is not required to pay severance benefits under Section 9 during this correction period.

If the Executive fails to comply with subparagraph (A) or (B) above, the Executive’s termination of employment will be considered a termination for Good Cause under this Agreement only if the Executive and Bancorp agree that, under the facts and circumstances, the Executive’s termination of employment qualifies as a “separation from service for good reason” for purposes of Internal Revenue Code § 409A.

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(d)	Termination by the Executive without Good Reason. The Executive may voluntarily terminate employment without good reason upon at least 60 days’ prior written notice to the Company.

(e)	Death. This Agreement will terminate immediately upon the Executive’s death.

(f)	Disability. The Company may terminate this Agreement upon the Executive’s disability as follows:

(1)	The disability must continue for either:

(A)	90 consecutive calendar days; or

(B)	180 calendar days in any 12 consecutive month period.

(2)	Disability will be determined by a physician selected by the Company with the Executive’s consent, which consent cannot be unreasonably withheld.

(3)	For purposes of paragraphs (1) and (2) above, “disability” means any physical or mental condition which renders the Executive unable to perform, with reasonable accommodations that do not cause an undue hardship to the Company, his essential job functions under this Agreement.

(4)	If the Company terminates this Agreement for disability under facts and circumstances that do not satisfy the requirement of paragraphs (1), (2) and (3) above, the termination shall be treated as a termination without cause.

(g)	Separation from Service. For purposes of this Agreement, the Executive will have a termination of employment only if either:

(1)	The Company and the Executive reasonably anticipate that the Executive will not render any services to the Company after the date of termination under this Agreement; or

(2)	The Company and the Executive agree that the Executive will continue to provide bona fide services to the Company (either as an employee or an independent contractor) after the date of termination of employment under this Agreement, but only if those services do not rise to such a level that the termination of the Executive’s employment under this Agreement would no longer qualify as a “separation from service” for purposes of Internal Revenue Code § 409A.

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8.	PAYMENTS UPON TERMINATION. Regardless of the reason for the termination, compensation and benefits earned or accrued through the date of the termination of the Executive’s employment will be paid as follows:

(a)	The following amounts will be paid within the time required by the Oregon wage and hour laws:

(1)	Salary earned through the date of termination; and

(2)	The bonus for the year before the year in which the termination occurs to the extent unpaid as of the date of termination;

(b)	Business expenses reimbursable under this Agreement that were incurred though the date of termination will be paid as soon as administratively feasible, but in no event later than 60 days following the termination date; and

(c)	Employee benefits and other fringe benefits accrued through the date of termination will be paid in accordance with the terms and conditions of the applicable plan or arrangement.

9.	SEVERANCE BENEFITS. If the Executive’s employment is terminated by the Company without cause or by the Executive for Good Reason, the Company will pay the Executive the following severance benefits in addition to the payments under Section 8:

(a)	At the times specified in paragraph (5) below, the Company will pay the Executive a total payment equal to the sum of the amounts determined under paragraphs (1), (2), (3) and (4) below.

(1)	The product of:

(A)	The Executive’s annual base salary as in effect on the date of termination, multiplied by

(B)	The number of days from the date of termination through December 31, 2013, divided by 365.

(2)	The annualized amount of the bonus the Executive earned through the date of termination for the year in which the termination occurred, to the extent unpaid. For this purpose, the amount of the bonus earned will be determined by the extent to which the Executive, as of the date of termination, was on track for achieving the bonus measurement criteria for the year in which the termination occurred.

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(3)	The product of:

(A)	The average of—

(i)	The actual bonus paid or payable for the year before the year in which the termination occurs; and

(ii)	The bonus amount determined under paragraph (2) above, multiplied by

(B)	The number of days from January 1 of the year following the year in which the termination occurred, through December 31, 2013, divided by 365.

(4)	An amount equal to the sum of the Executive’s “deemed matching contribution” (as determined under subparagraph (B) below) and the Executive’s “deemed profit-sharing contribution” (as determined under subparagraph (C) below).

(A)	For purposes of determining the Executive’s deemed matching and profit-sharing contributions, the Executive’s “deemed 401(k) Plan compensation” will be the total amount payable under subsection (a)(1), (2) and (3) above, but limited to the maximum amount allowable under the 401(k) Plan’s definition of “compensation” as in effect at that time;

(B)	The deemed matching contributions will be determined as follows—

(i)	First, the Executive’s “deemed elective deferral contributions” will be determined by multiplying the Executive’s deemed 401(k) Plan compensation under subparagraph (A) above by the lesser of:

(I)	The deferral percentage the Executive had in effect under the 401(k) Plan on the date of termination; or

(II)	The maximum deferral percentage allowed by the 401(k) Plan for highly compensated employees (if applicable to the Executive) for the plan year in which termination occurs, if that percentage has been determined by the date of termination;

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(ii)	Second, the deemed matching contribution formula will be applied to the amount of the deemed elective deferral contributions as calculated under clause (i) above, to determine the amount of the deemed matching contributions. For this purpose, the “deemed matching contribution formula” is:

(I)	The 401(k) Plan’s matching contribution formula for the plan year in which the termination occurs; or

(II)	If that formula has not been determined by the date of termination, the formula for the previous plan year; and

(C)	The deemed profit-sharing contributions will be determined by multiplying the Executive’s deemed 401(k) Plan compensation under subparagraph (A) above by—

(i)	The actual bonus paid or payable for the bonus computation year that ended before the bonus computation year in which the termination occurs; and

(ii)	The annualized amount of the bonus the Executive earned, determined as of the end of the month in which the termination occurs, for the bonus computation year in which the termination occurs; and

(5)	The portion of the Executive’s separation pay that does not exceed the maximum 409A separation pay limit, shall be paid to the Executive in a lump-sum payment as soon as administratively feasible after the date of termination, but in no event later than 15 business days after the date of termination. The portion of the Executive’s separation pay that exceeds the maximum 409A separation pay limit will be paid to the Executive in a lump-sum payment on the first business day of the seventh month following the date of termination (or, if sooner, no later than 15 business days after the Executive’s death). The following definitions apply for purposes of this paragraph:

(A)	“Separation pay” means the amount payable under subsection (a) above, reduced, to the extent required by Internal Revenue Code § 409A, by amounts payable under subsections (c) and (d) below.

(B)	“Maximum 409A separation pay limit” means two times the lesser of:

(i)	The Executive’s annualized base salary for the year of termination; or

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(ii)	The maximum amount that may be taken into account as includible compensation under a qualified retirement plan pursuant to Internal Revenue Code § 401(a)(17) for the year in which the termination occurs.

(b)	Upon the date of termination—

(1)	All stock options held by the Executive that are not otherwise vested as of that date shall become immediately vested and exercisable notwithstanding any vesting provisions in the grant of those options; and

(2)	Any restrictions on the restricted stock held by the Executive shall immediately lapse.

(c)	The Company shall provide the Executive and his spouse with continued group health plan coverage (medical, dental and vision) as follows:

(1)	Coverage shall continue until whichever of the following occurs first:

(A)	The date the Executive qualifies for group health plan coverage provided by a subsequent employer; or

(B)	December 31, 2013.

(2)	During the continuation period, the Company shall continue to pay the employer portion of the premiums for coverage under its group health plans, except as provided under paragraph (3) below.

(3)	If the Company reasonably determines that the Executive cannot participate in the Company’s group health plans because he is no longer actively performing services for the Company, the Company will pay the COBRA coverage premiums for group health plan coverage for the Executive and his spouse. If the COBRA continuation coverage period expires before the benefits continuation period specified in paragraph (1) above, the Company shall pay for the balance of the period remaining under paragraph (1) above, the premiums for a conversion or portability policy obtained by the Executive.

(4)	The Bank agrees that, at each time it renews its group health plan coverage during the Executive’s lifetime, it will request its insurance carrier to extend the group health plan’s coverage to the Executive or to a group of the Bank’s retired executives that includes the Executive, provided this executive retiree coverage:

(A)	Does not adversely affect the premiums for the Bank’s active employees;

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(B)	Does not otherwise increase the Bank’s costs of providing group health plan coverage;

(C)	Is paid for solely by the retired executives; and

(D)	Such an arrangement is in compliance with applicable law as in effect at that time.

If, in the future, the Bank’s group health plan coverage is provided under an arrangement other than a group insurance policy issued by a commercial insurance carrier, the executive retiree coverage described above shall be offered under such arrangement to the extent feasible, subject to the conditions of subparagraphs (A), (B), (C) and (D) above.

(d)	The Company shall provide the Executive with group life insurance coverage at the same level as is in effect on the date of termination until whichever of the following first occurs:

(1)	The date the Executive qualifies for group life insurance coverage provided by a subsequent employer; or

(2)	December 31, 2013.

10.	TERMINATION UPON CHANGE IN CONTROL.

(a)	If Covered by C-I-C Agreement. If the Executive’s employment terminates under circumstances that qualify as a “Termination Event” as defined in the Change In Control Agreement dated December 30, 2008, between the Company and the Executive, as amended, (the “C-I-C Agreement”), the Executive will receive:

(1)	The payments payable under Section 8 of this Agreement; and

(2)	The severance benefits payable in accordance with the terms and conditions of the C-I-C Agreement in lieu of those payable under Section 9 of this Agreement.

(b)	If Not Covered by C-I-C Agreement. If the Executive’s employment terminates under circumstances that do not qualify as a “Termination Event” as defined in the C-I-C Agreement (e.g., because the change in beneficial ownership is not large enough to qualify as a change in control as defined under the C-I-C Agreement or because the termination occurs after the period of time covered by that agreement), the compensation and benefits payable to the Executive upon termination of employment will be determined solely under this Agreement.

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11.	EFFECT OF TERMINATION ON OTHER POSITIONS. If, on the date of the termination of his employment with the Company, the Executive is a member of the Board of Directors of the Company or any of its subsidiaries or affiliates, or holds any other position with the Company or any of its subsidiaries or affiliates, the Executive shall be deemed to have resigned from all of those positions as of the date of his termination of employment. The Executive shall sign such documents and take such actions as the Company may request to effect those resignations.

12.	NO MITIGATION OR OFFSET. Upon the termination of his employment, the Executive shall be under no obligation to seek other employment. Any remuneration the Executive receives from any subsequent employment he may obtain shall not offset any amounts due the Executive under this Agreement.

13.	CONFIDENTIALITY.

(a)	Nondisclosure. The Executive shall not use or disclose any confidential information (as defined in subsection (c) below), either during or following the term of this Agreement, except as required by the Executive’s duties under this Agreement or as otherwise allowed under subsection (b) below.

(b)	Exceptions. The nondisclosure obligation under subsection (a) above does not apply to any use or disclosure that is:

(1)	Made with Bancorp’s prior written consent;

(2)	Required by a court order or a subpoena from a government agency (provided, however, that the Executive must first provide Bancorp with reasonable notice of the court order or subpoena in order to allow Bancorp the opportunity to contest the requested disclosure); or

(3)	Of confidential information that has been previously disclosed to the public by the Company or is in the public domain (other than by reason of Executive’s breach of this Agreement).

(c)	“Confidential Information” means any of the Company’s (or its subsidiaries’ or affiliates’) trade secrets, customer or prospects lists, information regarding product development, marketing plans, sales plans, strategic plans, projected acquisitions or dispositions, management agreements, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, purchasing agreements, financial records, other similar financial, commercial, business or technical information or any information that the Company or any of its subsidiaries or affiliates has received from its service providers, other vendors or customers that these third parties have designated as confidential or proprietary.

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(d)	Injunctive Relief and Other Remedies. The Executive acknowledges and agrees that the nondisclosure obligation under subsection (a) above relates to special, unique and extraordinary matters and that a breach of that obligation will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that:

(1)	The Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any breach or threatened breach of the nondisclosure obligation under subsection (a) above;

(2)	If the Company is required to post a bond in order to secure an injunction or other equitable remedy, that bond shall be no more than a nominal amount; and

(3)	These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

(e)	Survival. This section shall survive the termination of the Executive’s employment.

14.	ASSISTANCE WITH CLAIMS.

(a)	The Executive agrees that, both during and after his employment with the Company, he will:

(1)	Assist the Company and its subsidiaries and affiliates in the defense of any claims, or potential claims that may be made or threatened to be made against any of them in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”);

(2)	Assist the Company and its subsidiaries and affiliates in the prosecution of any claims that may be made by the Company or any subsidiary or affiliate in any Proceeding, to the extent that such claims relate to the Executive’s employment or the period of Executive’s employment with the Company;

(3)	Unless precluded by law, promptly notify the Company if he is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims; and

(4)	Unless precluded by law, promptly notify the Company if he is asked to assist in any investigation (whether governmental or private) of the Company or any of its subsidiaries or affiliates (or their actions), regardless of whether a lawsuit has then been filed against the Company or any subsidiary or affiliate with respect to that investigation.

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(b)	The Company agrees to reimburse the Executive for all of his reasonable out-of-pocket expenses associated with the assistance he renders under this section, including travel expenses and any reasonable attorneys’ fees and expenses, and shall pay the Executive a reasonable per diem fee for his services.

15.	GENERAL PROVISIONS.

(a)	Applicable Law.

(1)	This Agreement shall be construed and its validity determined according to the laws of the State of Oregon, other than its law regarding conflicts of law or choice of law.

(2)	Any dispute arising out of this Agreement must be brought in either Clackamas County or Multnomah County, Oregon, and the parties will submit to personal jurisdiction in either of those counties.

(b)	Arbitration. Any dispute or claim arising out of or brought in connection with this Agreement, other than a claim by the Company under Section 13, shall be submitted to final and binding arbitration as follows:

(1)	Before proceeding to arbitration, the parties shall first attempt, in good faith, to resolve the dispute or claim by informal meetings and discussions between them and/or their attorneys. The Chairman of the Board will act on behalf of the Company at these meetings and discussions. This informal dispute resolution process will be concluded within 30 days or such longer or shorter period as may be mutually agreed by the parties.

(2)	After exhausting the informal dispute resolution process under paragraph (1) above, upon the request of any party, the matter will be submitted to and settled by arbitration under the rules then in effect of the American Arbitration Association (or under any other form of arbitration mutually acceptable to the parties involved). Any award rendered in arbitration will be final and will bind the parties, and a judgment on it may be entered in the highest court of the forum having jurisdiction. The arbitrator will render a written decision, naming the substantially prevailing party in the action and, subject to subsection (c) below, will award such party all costs and expenses incurred, including reasonable attorneys’ fees.

(c)	Attorneys’ Fees.

(1)	If any breach of or default under this Agreement results in either party incurring attorneys’ or other fees, costs or expenses (including those incurred in an arbitration), the substantially prevailing party is entitled to recover from the non-prevailing party its reasonable legal fees, costs and expenses, including attorneys’ fees and the costs of the arbitration, except as provided in paragraph (2) below.

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(2)	If the Executive is not the substantially prevailing party, the Executive shall be liable to pay the Company under paragraph (1) above only if the arbitrator determines that:

(A)	There was no reasonable basis for the Executive’s claim (or the Executive’s response to the Company’s claim); or

(B)	The Executive engaged in unreasonable delay, failed to comply with a discovery order or otherwise acted in bad faith in the arbitration.

(3)	Either party shall be entitled to recover any reasonable attorneys’ fees and other costs and expenses it incurs in enforcing or collecting an arbitration award.

(4)	If an award under this section is made to the Executive, and accountants or tax counsel selected by the Company with the Executive’s consent (which shall not be unreasonably withheld) determine that the award is includible in the Executive’s gross income, the Company shall also pay the Executive a gross-up payment to offset the taxes imposed on that award, including the taxes on the gross-up payment itself. This gross-up payment shall be determined following the methodology employed in the C-I-C Agreement.

(d)	Amendment. This Agreement may be amended only by a written agreement signed by the parties.

(e)	Notice.

(1)	Any notice given under this Agreement shall be in writing delivered to a Party at the address given below or to such other address as that Party has given the other Parties in accordance with this section.

To the Executive:	The last address on file in the Executive’s personnel file at the Company

To the Company:	Attn: General Counsel 5335 Meadows Road Suite 201 Lake Oswego, OR 97035

(2)	A notice shall be deemed to have been given if it is:

(A)	Delivered by hand;

(B)	Mailed by certified U.S. mail, return receipt requested, with postage prepaid; or

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(C)	Delivered to a private carrier for guaranteed next-day delivery.

(f)	Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to its subject matter. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth in this document and any amendments to it.

(g)	Construction. The language of this Agreement was chosen jointly by the parties to express their mutual intent. No rule of construction based on which party drafted the Agreement or certain of its provisions will be applied against any party.

(h)	Section Headings. The section headings used in this Agreement have been included for convenience of reference only.

(i)	Counterparts. This Agreement may be executed in one or more counterparts, and all counterparts will be construed together as one Agreement.

(j)	Severability. If any provision of this Agreement is, to any extent, held to be invalid or unenforceable, it will be deemed amended as necessary to conform to the applicable laws or regulations. However, if it cannot be amended without materially altering the intentions of the parties, it will be deleted and the remainder of this Agreement will be enforced to the extent permitted by law.

EXECUTIVE:	COMPANY:

WEST COAST BANCORP

/s/ Robert D. Sznewajs	By:	/s/ Lloyd D. Ankeny
Robert D. Sznewajs	Title:	Chairman
	Date:	December 16, 2010
Date: January 12, 2011
WEST COAST BANK

	By:	/s/ Lloyd D. Ankeny
	Title:	Chairman
	Date:	December 16, 2010

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